Exhibit 99.1
Contact: Elaine Lintecum
916-321-1846
elintecum@mcclatchy.com

McCLATCHY REPORTS DISPOSITON OF SP NEWSPRINT COMPANY

    Sacramento, CA, January 18, 2008 - The McClatchy Company (NYSE: MNI) today reported that it has entered into an agreement, along with the other general partners of SP Newsprint Co. (“SP”), to sell the partnership interests of SP to certain affiliates of White Birch Paper Company for $350 million in cash.  McClatchy is an equal one-third partner in SP along with affiliates of Cox Enterprises, Inc. and Media General, Inc.  The acquisition is expected to close during the first four months of 2008, subject to regulatory approval.

Pat Talamantes, McClatchy’s chief financial officer said, “We are pleased with the outcome of SP’s strategic review process that began last year. This transaction will result in a gain for McClatchy as we dispose of our one-third interest in SP, which will be recorded in our results once the transaction has closed. This transaction is expected to provide after-tax proceeds to McClatchy of approximately $40 million which we plan to use for debt repayment.  We expect that selling our equity interest in SP will reduce much of the volatility in our equity income from unconsolidated investments in the future.”

About McClatchy:

The McClatchy Company is the third largest newspaper company in the United States, with 31 daily newspapers, approximately 50 non-dailies and direct marketing and direct mail operations.  McClatchy also operates leading local websites in each of its markets which complement its newspapers and extend its audience reach in each market.  Together with its newspapers and direct marketing products, these operations make McClatchy the leading local media company in each of its premium high growth markets.  McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also has a portfolio of premium digital assets.  Its leading local websites offer users information, comprehensive news, advertising, e-commerce and other services.  The company owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development.  McClatchy operates Real Cities (www.RealCities.com), the largest national advertising network of local news websites and owns 14.4% of CareerBuilder, the nation’s largest online job site.  McClatchy also owns 25.6% of Classified Ventures, a newspaper industry partnership that offers classified websites such as the nation’s number two online auto website, cars.com, and the number two rental site, apartments.com.  McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial results, including revenues, operating expenses, cash flows, debt levels and the completion of the sale of the SP Newsprint Co., as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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